Exhibit 99.1

Steve Madden Announces Third Quarter 2011 Earnings Results
Raises Fiscal 2011 Guidance

LONG ISLAND CITY, N.Y., November 1, 2011 /PRNewswire-FirstCall/ -- Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the third quarter ended September 30, 2011.

For the third quarter of fiscal 2011:

•	Net sales increased 70.5% to $313.9 million.
•	Retail comparable store sales increased 13.2%.
•
Net income increased 39.3% to $31.9 million, or $0.74 per diluted share, compared to $22.9 million, or $0.54 per diluted share in the prior year’s third quarter, adjusted for a three-for-two stock split issued to shareholders of record on May 20, 2011.

•	The Company increased fiscal 2011 diluted EPS guidance to a range of $2.20 to $2.25 from the previous range of $2.15 to $2.20.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “Our third quarter results reflect broad-based strength across our business. In addition to the significant sales contributions in the quarter from Topline and Cejon, which we acquired in May 2011, we delivered double-digit organic sales growth in each of our wholesale footwear, wholesale accessories and retail segments. Our flagship Steve Madden brand was particularly strong, as the on-trend merchandise assortment created by Steve and his design team drove robust gains with Steve Madden women’s footwear and handbags in both wholesale and retail. The ongoing momentum in our core business, combined with the opportunities for growth in our new brands, categories and geographies, gives us confidence that we are well-positioned to continue to deliver strong sales and earnings growth as we move ahead.”

Third Quarter 2011 Results

Third quarter net sales were $313.9 million compared to $184.1 million reported in the comparable period of 2010. Net sales from the wholesale business grew 81.8% to $278.3 million compared to $153.1 million in the third quarter of 2010. The increase reflects the net sales contributions from Topline and Cejon, acquired in May of 2011, and the transition of the Company’s Target private label and Olsenboye footwear businesses from the buying agency model to the wholesale model, as well as strong growth in the existing wholesale footwear and wholesale accessories businesses.

Retail net sales grew 14.7% to $35.6 million from $31.1 million in the third quarter of the prior year.  Same store sales increased 13.2% following a 15.7% increase in the prior year’s third quarter. The Company opened one full-price store and closed two stores during the quarter. The Company ended the quarter with 82 retail locations, including the Internet store.

Gross margin was 34.9% in the third quarter as compared to 42.1% in the comparable period of 2010, with the decrease due to sales mix shifts as a result of the addition of the Topline and Cejon businesses and the inclusion of the Company’s Target private label and Olsenboye footwear businesses in net sales. Excluding these businesses, consolidated gross margin would have been flat compared with the prior year’s third quarter. Gross margin in the wholesale business decreased to 31.9% in the third quarter from 38.8% in the prior year’s third quarter due primarily to the aforementioned sales mix shifts. Retail gross margin increased to 58.4% for the third quarter from 58.1% in the comparable period of the prior year as a result of reduced promotional activity.

Operating expenses as a percent of sales declined to 20.6% for the third quarter compared to 25.4% in the same period of the prior year, due to leverage on higher sales and the aforementioned sales mix shifts.

Operating income for the third quarter increased to $50.5 million, or 16.1% of net sales, compared with operating income of $37.4 million, or 20.3% of net sales, in the same period of 2010.

Third quarter net income increased 39.3% to $31.9 million, or $0.74 per diluted share, compared to $22.9 million, or $0.54 per diluted share in the prior year’s third quarter.

Nine-Month 2011 Results

For the first nine months of 2011, net sales were $688.8 million compared to $474.4 million in the comparable period last year.

Operating income for the first nine months increased 22.1% to $115.2 million, or 16.7% of net sales, compared with operating income of $94.3 million, or 19.9% of net sales, in the same period of 2010.

Net income was $73.5 million, or $1.70 per diluted share, for the first nine months of 2011, compared to $58.1 million, or $1.37 per diluted share, in the first nine months of 2010.

At the end of the third quarter, cash, cash equivalents and marketable securities totaled $111.8 million.

Company Outlook

For fiscal 2011, the Company now expects net sales will increase 49% – 50% compared to fiscal 2010. Diluted EPS is expected to be in the range of $2.20 – $2.25. This compares to previous guidance of diluted EPS in the range of $2.15 – $2.20.

Conference Call Information

As previously announced, interested stockholders are invited to listen to the third quarter earnings conference call scheduled for today, Tuesday, November 1, 2011, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 877-870-5176, passcode 8369478, and will be available until December 1, 2011.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its owned brands including Steve Madden, Steven by Steve Madden, Madden Girl, Stevies, Betsey Johnson, Betseyville, Report, Report Signature, R2 by Report, Big Buddha and Cejon, the Company is the licensee of various brands, including Olsenboye for footwear, handbags and belts, Elizabeth and James, Superga, l.e.i. and GLO for footwear and Daisy Fuentes for handbags. The Company also designs and sources products under private label brand names for various retailers. The Company’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. The Company also operates 81 retail stores (including the Company’s online store). The Company licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, eyewear, hosiery, jewelry, fragrance and bedding and bath products.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward-looking statements” as that term is defined in the federal securities laws. The events described in forward-looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the forward-looking statements and the projections upon which the forward-looking statements are based. Factors that may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	Sep 30, 2011	Sep 30, 2010	Sep 30, 2011	Sep 30,2010

Net sales	$313,887	$184,118	$688,794	$474,390
Cost of sales	204,434	106,610	426,114	268,096
Gross profit	109,453	77,508	262,680	206,294
Commission, royalty and licensing fee income, net	5,649	6,587	14,648	18,000
Operating expenses	64,594	46,707	162,177	129,994
Income from operations	50,508	37,388	115,151	94,300
Interest and other income, net	1,732	1,201	4,905	2,927
Income before provision for income taxes	52,240	38,589	120,056	97,227
Provision for income taxes	20,372	15,673	46,641	39,127
Net income	31,868	22,916	73,415	58,100
Net loss attributable to noncontrolling interest	43	—	132	—
Net income attributable to Steven Madden, Ltd	$31,911	$22,916	$73,547	$58,100

Basic income per share	$0.75	$0.55	$1.74	$1.40
Diluted income per share	$0.74	$0.54	$1.70	$1.37

Weighted average common shares outstanding - Basic	42,430	41,520	42,180	41,390
Weighted average common shares outstanding - Diluted	43,407	42,353	43,153	42,355

STEVEN MADDEN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	As of
	Sep 30, 2011	Dec 31, 2010	Sep 30, 2010
	(Unaudited)		(Unaudited)

Cash and cash equivalents	$35,141	$66,151	$29,045
Marketable securities (current & non current)	76,659	127,606	123,574
Receivables, net	219,155	70,948	94,661
Inventories	77,042	39,557	44,485
Other current assets	23,880	20,122	20,417
Property and equipment, net	30,400	20,791	21,054
Goodwill and intangibles, net	170,756	81,275	50,708
Other assets	17,981	21,246	46,070
Total assets	$651,014	$447,696	$430,014

Accounts payable	$86,894	$37,089	$37,302
Contingent payment liability - current portion	3,787	—	—
Other current liabilities	71,143	34,342	39,324
Contingent payment liability	36,236	12,372	12,000
Other long term liabilities	5,953	6,595	7,071
Total Steven Madden, Ltd stockholders’ equity	447,133	357,298	334,317
Noncontrolling interest	(132)	—	—
Total liabilities and stockholders’ equity	$651,014	$447,696	$430,014

STEVEN MADDEN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOW DATA
(Unaudited)
(In thousands)

	Nine months ended
	Sep 30, 2011	Sep 30, 2010

Net cash provided by operating activities	$7,385	$42,392

Investing Activities
Purchase of property and equipment	(12,246)	(2,280)
Purchases / sales of marketable securities, net	50,902	(35,749)
Purchases of notes receivable	—	(34,186)
Acquisitions, net of cash acquired	(85,234)	(11,119)
Net cash used in investing activities	(46,578)	(83,334)

Net cash provided by financing activities	8,183	721

Net decrease in cash and cash equivalents	(31,010)	(40,221)

Cash and cash equivalents at the beginning of the year	66,151	69,266

Cash and cash equivalents at the end of the year	$35,141	$29,045

Investor Contacts:
ICR, Inc.
Investor Relations
Jean Fontana or Joseph Teklits
203-682-8200
www.icrinc.com